RADNOR, PA, May 13, 2011 -- Universal Business Payment Solutions Acquisition Corporation (Nasdaq:UBPSU) (the "Company") today announced the closing of its initial public offering on May 13, 2011.  The initial public offering was for an aggregate of 12,000,000 units at $6.00 per unit. Each unit consists of one share of common stock, par value $.001 per share, and one warrant, each to purchase one share of the Company’s common stock. In addition, the underwriters have a 45-day option to purchase up to an additional 1,800,000 units from the Company at the initial public offering price to cover over-allotments, if any. The Company also announced the completion of a private placement of 6,960,000 warrants at $0.50 per warrant to members of its founding shareholders and its underwriters.

EarlyBirdCapital, Inc. acted as lead managing underwriter in the offering and Rodman & Renshaw, LLC, Cohen and Company Capital Markets, LLC, Maxim Group LLC and I-Bankers Securities, Inc. acted as co-managers of the offering. Dechert LLP acted as counsel to the Company and Greenberg Traurig LLP acted as counsel to the underwriters' representative.  Copies of the prospectus for the offering may be obtained from EarlyBirdCapital, Inc., 275 Madison Avenue, 27th Floor, New York, NY 10016.

Universal Business Payment Solutions Acquisition Corporation is a blank check company recently formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination one or more yet unidentified operating businesses.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on May 9, 2011. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of any such state.